UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2010

AFFINITY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-113982	13-3377709
(State of incorporation)	Commission File Number	(IRS Employer
Identification No.)

2575 Vista Del Mar Drive
Ventura, CA 93001	(805) 667-4100
(Address of executive offices)	(Registrant’s telephone
number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instructions A.2. below)

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13d-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01: Entry into a Material Definitive Agreement

On February 12, 2010, Affinity Group, Inc, (“AGI” or the “Company”)  paid in full the interest payable on February 15, 2010 in respect of its 9% senior subordinated notes due 2012 ($128.9 million principal amount outstanding as at December 31, 2009).  The indenture pursuant to which such notes were issued and the Company’s Senior Credit Facility ($129.1 million aggregate principal amount outstanding as at December 31, 2009) restrict the payment of dividends by the Company to service interest on the 10-7/8% senior notes (the “AGHI Notes”) of Affinity Group Holding, Inc (“AGHI”), the parent of the Company, also due 2012 ($113.6 million aggregate principal amount outstanding as at December 31, 2009). Accordingly, until the Company has completed the refinancing of its Senior Credit Facility (expected to be consummated prior to the current maturity of the Senior Credit Facility on March 31, 2010), AGHI has advised that it intends to defer the interest payment payable February 15, 2010 (an aggregate of $6.2 million). Under the terms of the AGHI Notes, AGHI is afforded a 30-day grace period from the interest payment date before non-payment constitutes an event of default under such notes. Although there can be no assurance that AGHI’s parent will again fund the interest payment on the AGHI Notes, AGHI made the interest payments due on August 16, 2008, February 15, 2009 and August 15, 2009, using, in whole or in part, the proceeds of a capital contribution from AGHI’s parent.

Section 9 — Financial Statements and Exhibits

Item 9.01:  Financial Statements and Exhibits

a. Financial Statements:  N/A

b. Pro forma financial statements:  N/A

c. Shell company transactions:  N/A

d. Exhibits:  None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFINITY GROUP, INC.
(Registrant)

Date: February 16, 2010	/s/ Thomas F. Wolfe
Thomas F. Wolfe
Senior Vice President and Chief Financial Officer